Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2025 (Except for the retrospective reclassifications in 2024 relating to discontinued operations that occurred in 2025 as discussed in Note 6 as to which the date is March 27, 2026), relating to the consolidated financial statements of Nixxy, Inc. and Subsidiaries as of and for the year ended December 31, 2024 appearing in the Annual Report on Form 10-K of Nixxy, Inc. as of December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

May 1, 2026